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                                                                EXHIBIT 10.8


[LOGO AMERICAN PSYCH SYSTEMS]


August 4, 1999

Albert Graves
790 Cool Glade Court
Millersville, Maryland 21108

Dear Mr. Graves:

I am pleased to confirm to you the opportunity to join American Psych Systems in the full-time professional position of Senior Vice President of Management Information Systems and Chief Information Officer. Your salary will be $6,538.46 bi-weekly (if annualized, S 170,000.00 per year). You will currently be eligible for company benefits in accordance to eligibility requirements. In addition, paid days leave (PDL) will accrue at the rate of twenty (20) days per year. As a one-time sign on bonus, you will receive an additional five (5) days of PDL to be used in September 1999.

In addition, you will be granted 75,000 stock options according to the terms and regulations of the plan. Your vesting schedule will be base on a five (5) year schedule. You will additionally be eligible for a bonus in the amount of up to 20% of your annualized salary. Your start date will be August 16, 1999. This offer of employment expires on August 12, 1999.

Employment is contingent on satisfying all employment requirements applicable to your position including but not limiting to the following: Employment Eligibility Verification (I-9), reference check, etc. Please note that your employment with American Psych Systems is subject to the terms and conditions outlined in the Application for Employment. An application is enclosed for your completion and return. Employment at American Psych Systems is "at-will" which means that either you or the Corporation may terminate the employment relationship at any time for any reason not prohibited by law. This "at-will" relationship may only be changed in the event that an individual written employment agreement exists, and is signed by the President of American Psych Systems.

We look forward to your acceptance of this offer. Please indicate your acceptance by signing and returning a copy of this letter. If you have any questions, please call me at (301) 571-0633 x3503. You may confidentially fax your acceptance letter to me at (301) 581-9419.

Sincerely,

Maureen Birnbaum
Director of Human Resources

ACCEPTED BY:

/s/ Albert Graves                   8/6/99
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Signature                           Date